EXHIBIT 99.1

Report of Independent Accountants

To the Board of Directors and Stockholder of
Ford Motor Credit Company:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholder’s equity and of cash flows present fairly, in all material respects, the financial position of Ford Motor Credit Company and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan
January 18, 2001

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(in millions)

	For the Years Ended December 31

	2000	1999	1998

Financing revenue

Operating leases	$11,054.4	$9,850.0	$9,661.4

Retail	8,145.7	6,931.1	6,209.6

Wholesale	2,442.4	1,683.2	1,620.4

Other	525.3	421.1	398.9

Total financing revenue	22,167.8	18,885.4	17,890.3

Depreciation on operating leases	(7,845.7)	(7,564.5)	(7,327.4)

Interest expense	(8,970.1)	(7,193.4)	(6,910.4)

Net financing margin	5,352.0	4,127.5	3,652.5

Other revenue

Insurance premiums earned	225.6	236.6	292.9

Investment and other income	1,212.3	1,237.7	1,119.3

Total financing margin and revenue	6,789.9	5,601.8	5,064.7

Expenses
Operating expenses	2,415.4	2,124.5	1,777.0

Provision for credit losses	1,670.8	1,166.4	1,179.5

Other insurance expenses	208.7	207.1	296.0

Total expenses	4,294.9	3,498.0	3,252.5

Income before income taxes	2,495.0	2,103.8	1,812.2

Provision for income taxes	925.6	790.6	680.2

Income before minority interests	1,569.4	1,313.2	1,132.0

Minority interests in net income of subsidiaries	32.9	52.1	47.8

Net income	$1,536.5	$1,261.1	$1,084.2

The accompanying notes are an integral part of the financial statements.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in millions)

	December 31

	2000	1999

Assets

Cash and cash equivalents	$1,123.4	$942.2

Investments in securities	547.4	524.4

Finance receivables, net	122,738.4	108,753.8

Net investment, operating leases	38,457.0	32,838.2

Retained interest in securitized assets	3,686.6	3,442.8

Notes and accounts receivable from affiliated companies	2,489.1	6,128.2

Other assets	5,215.9	4,001.1

Total assets	$174,257.8	$156,630.7

Liabilities and Stockholder’s Equity

Liabilities

Accounts payable

Trade, customer deposits, and dealer reserves	$4,758.1	$2,908.3

Affiliated companies	1,036.9	1,235.2

Total accounts payable	5,795.0	4,143.5

Debt	146,294.7	133,073.7

Deferred income taxes	4,495.4	3,564.0

Other liabilities and deferred income	5,468.8	4,511.0

Total liabilities	162,053.9	145,292.2

Minority interests in net assets of subsidiaries	17.3	414.4

Stockholder’s Equity

Capital stock, par value $100 a share, 250,000 shares

authorized, issued and outstanding	25.0	25.0

Paid-in surplus (contributions by stockholder)	4,273.0	4,341.6

Accumulated other comprehensive loss	(383.7)	(298.0)

Retained earnings	8,272.3	6,855.5

Total stockholder’s equity	12,186.6	10,924.1

Total liabilities and stockholder’s equity	$174,257.8	$156,630.7

The accompanying notes are an integral part of the financial statements.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDER’S EQUITY
(in millions)

					Accumulated Other
					Comprehensive Income/(Loss)

					Unrealized
			Note		Gain on		Unrealized
			Receivable		Retained		Gain/(Loss)
		Paid	from		Interest in	Foreign	on
	Capital	in	Affiliated	Retained	Securitized	Currency	Investments
	Stock	Surplus	Company	Earnings	Assets	Translation	in Securities	Total

Balance at January 1, 1998	$25.0	$3,891.6	$(1,517.0)	$7,327.4	$—	$(189.4)	$46.9	$9,584.5

Comprehensive income Net income	—	—	—	1,084.2	—	—	—	1,084.2

Foreign currency translation	—	—	—	—	—	29.3	—	29.3

Unrealized gain (net of tax of $12.3)	—	—	—	—	—	—	20.5	20.5

Less: Reclassification adjustment for gains realized in net income (net of tax of $15.3)	—	—	—	—	—	—	(25.4)	(25.4)

Total comprehensive income, net of tax	—	—	—	1,084.2	—	29.3	(4.9)	1,108.6

Paid-in surplus	—	451.8	—	—	—	—	—	451.8

Cash dividends	—	—	—	(500.2)	—	—	—	(500.2)

Year ended December 31, 1998	$25.0	$4,343.4	$(1,517.0)	$7,911.4	$—	$(160.1)	$42.0	$10,644.7

Comprehensive income Net income	—	—	—	1,261.1	—	—	—	1,261.1

Retained interest in securitized assets (net of tax of $33.4)	—	—	—	—	55.4	—	—	55.4

Foreign currency translation	—	—	—	—	—	(209.4)	—	(209.4)

Unrealized loss (net of tax of $1.9)	—	—	—	—	—	—	(3.2)	(3.2)

Less: Reclassification adjustment for gains realized in net income (net of tax of $13.7)	—	—	—	—	—	—	(22.7)	(22.7)

Total comprehensive income, net of tax	—	—	—	1,261.1	55.4	(209.4)	(25.9)	1,081.2

Settlement of Note Receivable	—	—	1,517.0	—	—	—	—	1,517.0

Paid-in surplus	—	(1.8)	—	—	—	—	—	(1.8)

Cash dividends	—	—	—	(2,317.0)	—	—	—	(2,317.0)

Year ended December 31, 1999	$25.0	$4,341.6	$0.0	$6,855.5	$55.4	$(369.5)	$16.1	$10,924.1

Comprehensive income Net income	—	—	—	1,536.5	—	—	—	1,536.5

Retained interest in securitized assets (net of tax of $66.8)	—	—	—	—	113.3	—	—	113.3

Foreign currency translation	—	—	—	—	—	(208.4)	—	(208.4)

Unrealized gain (net of tax of $7.0)	—	—	—	—	—	—	19.6	19.6

Less: Reclassification adjustment for gains realized in net income (net of tax of $6.0)	—	—	—	—	—	—	(10.2)	(10.2)

Total comprehensive income, net of tax	—	—	—	1,536.5	113.3	(208.4)	9.4	1,450.8

Paid-in surplus	—	(68.6)	—	—	—	—	—	(68.6)

Cash dividends	—	—	—	(119.7)	—	—	—	(119.7)

Year ended December 31, 2000	$25.0	$4,273.0	$0.0	$8,272.3	$168.7	$(577.9)	$25.5	$12,186.6

The accompanying notes are an integral part of the financial statements.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	For the Years Ended December 31

	2000	1999	1998

Cash flows from operating activities Net income	$1,536.5	$1,261.1	$1,084.2

Adjustments to reconcile net income to net cash provided by operating activities:

Provision for credit losses	1,670.8	1,166.4	1,179.5

Depreciation and amortization	8,333.2	7,995.1	7,366.3

Gain on sales of finance receivables	(13.8)	(82.6)	(192.7)

Increase in deferred income taxes	765.6	432.2	356.4

Decrease/(increase) in other assets	226.4	(1,343.7)	(1,353.6)

Increase/(decrease) in other liabilities	1,190.1	127.0	(52.8)

Other	458.0	110.5	260.2

Net cash provided by operating activities	14,166.8	9,666.0	8,647.5

Cash flows from investing activities

Purchase of finance receivables (other than wholesale)	(62,216.2)	(54,525.8)	(48,886.3)

Collection of finance receivables (other than wholesale)	35,390.9	33,575.6	28,033.7

Purchase of operating lease vehicles	(26,945.0)	(23,334.9)	(19,156.7)

Liquidation of operating lease vehicles	15,285.9	16,668.2	12,798.1

Net change in wholesale receivables	(7,136.9)	(4,026.2)	(797.6)

Proceeds from sales of receivables	19,544.4	9,928.9	7,907.8

Decrease/(increase) in note receivable with affiliate	3,619.2	(4,757.6)	—

Proceeds from settlement of intercompany note receivable	—	1,517.0	—

Purchase of investment securities	(559.2)	(894.4)	(1,911.7)

Proceeds from sale/maturity of investment securities	550.6	1,095.8	2,073.8

Acquisition of minority interest	(659.4)	—	—

Other	(484.9)	(217.8)	(37.7)

Net cash used in investing activities	(23,610.6)	(24,971.2)	(19,976.6)

Cash flows from financing activities

Proceeds from issuance of long-term debt	33,837.7	34,128.4	18,186.7

Principal payments on long-term debt	(21,947.6)	(12,266.0)	(12,922.1)

Change in short-term debt, net	(775.2)	(3,974.5)	6,541.2

Cash dividends paid	(269.7)	(2,167.0)	(500.2)

Other	(382.6)	7.4	35.6

Net cash provided by financing activities	10,462.6	15,728.3	11,341.2

Effect of exchange rate changes on cash and cash equivalents	(837.6)	(261.7)	79.2

Net change in cash and cash equivalents	181.2	161.4	91.3

Cash and cash equivalents, beginning of year	942.2	780.8	689.5

Cash and cash equivalents, end of year	$1,123.4	$942.2	$780.8

Supplementary cash flow information

Interest paid	$8,533.0	$6,681.6	$6,526.6

Taxes paid	178.5	215.1	325.9

The accompanying notes are an integral part of the financial statements.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

Principles of Consolidation

      The consolidated financial statements include Ford Motor Credit Company and its controlled domestic and foreign subsidiaries and joint ventures (“Ford Credit”). Affiliates that are 20-50 percent owned are included in the consolidated financial statements on an equity basis. Ford Credit is an indirect wholly owned subsidiary of Ford Motor Company (“Ford”). Use of estimates, as determined by management, are required in the preparation of consolidated financial statements in conformity with generally accepted accounting principles. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may be based upon amounts which differ from those estimates. Certain amounts in prior years’ financial statements have been reclassified to conform with current year presentation.

Nature of Operations

      Ford Credit operates in many locations around the world, the most significant of which are the United States and Europe. Ford Credit’s reportable operating segments include Ford Credit North America and Ford Credit International. Ford Credit North America consists of the United States and Canada. Ford Credit International consists of all other countries.

      Ford Credit’s financing operations primarily consist of: the purchase of retail installment sale contracts and retail leases from franchised Ford vehicle dealers; wholesale financing and capital loans to franchised Ford vehicle dealers and other franchises associated with such dealers; and loans to vehicle leasing companies. Ford Credit conducts insurance operations through its wholly owned subsidiary, The American Road Insurance Company (“TARIC”).

Revenue Recognition

      Revenue from finance receivables is recognized using the interest (actuarial) method. Certain origination costs on receivables are deferred and amortized, using the interest method, over the term of the related receivable as a reduction in financing revenue. Rental revenue on operating leases is recognized on a straight-line basis over the term of the lease. Initial direct costs related to leases are deferred and amortized over the term of the lease. The accrual of interest on receivables is discontinued at the time a receivable is determined to be impaired. Subsequent amounts of interest collected are recognized in income only if full recovery of the remaining principal is expected. Other amounts collected are generally recognized first as a reduction of principal. Any remaining amounts are treated as a recovery.

      Agreements with Ford and other affiliates provide for interest supplements and other support payments to Ford Credit on certain financing and leasing transactions. These payments are recognized as income over the period that the related finance receivables and leases are outstanding.

      Insurance premiums are earned over the policy periods. Premiums from extended service plan contracts and other contractual liability coverages are earned over the life of the policy based on historical loss experience. Physical damage insurance premiums covering vehicles financed at wholesale by Ford Credit and its finance subsidiaries are recognized in income on a monthly basis as billed. Other physical damage, credit life, and credit disability premiums are earned over the life of the related policies, primarily on the sum-of-the-digits basis. Certain costs of acquiring new business are deferred and amortized over the terms of the related policies on the same basis on which premiums are earned. Direct and ceded insurance premiums are earned over the life of the policy based on historical loss experience for contractual liability policies, and on the sum-of-the-digits basis for credit life and disability policies. Ceded insurance agreements do not relieve TARIC of its primary obligation to policyholders.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 1. ACCOUNTING POLICIES — Continued

Sale of Receivables and Operating Leases

      Ford Credit periodically sells finance receivables through special purpose subsidiaries, retains the servicing rights and certain other beneficial interests, and receives a servicing fee which is recognized as collected over the remaining term of the related sold finance receivables. Estimated gains or losses from the sale of finance receivables are recognized in the period in which the sale occurs. In determining the gain or loss on each qualifying sale of finance receivables, the investment in the sold receivable pool is allocated between the portion sold and the portion retained based on their relative fair values at the date of sale. The retained interest includes senior notes, interest-only strips, subordinated certificates, restricted cash held by securitization trusts, and allowance for credit losses. These financial instruments are recorded at fair value with unrealized gains or losses excluded from income and reported, net of tax, as a separate component of accumulated other comprehensive income in stockholder’s equity.

      Ford Credit also periodically sells vehicles subject to operating leases to special purpose subsidiaries under sale-leaseback arrangements. The leaseback arrangements are structured as operating leases. Pursuant to these transactions, the vehicles sold are removed from the balance sheet and any gain on sale is deferred and amortized over the period of the leaseback arrangement. Ford Credit continues to service the leases and is paid a servicing fee which is recognized as received. Ford Credit also retains certain residual value and credit risks which are considered in the calculation of the gain on sale.

Depreciation

      Depreciation expense on operating leases is recorded on a straight-line basis over the term of the lease in an amount necessary to reduce the leased vehicle to its estimated residual value at the end of the lease term. Gains or losses upon disposal and adjustments to reflect impairment of the vehicle’s residual value are also included in depreciation expense.

Residual Values

      The Company has significant investments in the residual values of its leasing portfolios. Residual values represent estimates of the value of the assets at the end of the lease terms and are initially calculated based on appraisals and estimates. Residual values are reviewed on a regular basis to determine that recorded amounts are appropriate. Estimated reserves for residual values are based on various assumptions which include used car prices at lease termination and the number of vehicles that will be returned to the Company. These assumptions and the related reserve may change based on market conditions.

Allowance for Credit Losses

      An allowance for estimated credit losses is established during the period in which receivables or vehicles leased are acquired and is based on historical experience and other factors that affect collectibility. The allowance for estimated credit losses includes a provision for certain non-homogenous impaired receivables. Impaired receivables are measured based on the present value of expected future cash flows discounted at the receivable’s effective interest rate. Finance receivables and lease investments are charged to the allowance for credit losses when an account is deemed to be uncollectible, taking into consideration the financial condition of the borrower or lessee, the value of the collateral, recourse to guarantors and other factors. Collateral held for resale, included in other assets, is carried at its estimated fair value at the date of repossession net of estimated disposal costs. Recoveries on finance receivables and lease investments previously charged off as uncollectible are credited to the allowance for credit losses.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 1. ACCOUNTING POLICIES — Continued

Insurance Liabilities

      A liability for reported insurance claims and an estimate of unreported insurance claims, which is based on past experience, is included in other liabilities and deferred income.

Derivative Financial Instruments

      Ford Credit operates in many countries, and is exposed to market risks, including the effects of changes in interest rates and foreign currency exchange rates. Ford Credit issues debt and other payables with various maturities and interest rate structures in various currencies to ensure funding over business and economic cycles and to minimize overall borrowing costs. The maturity and interest rate structures frequently differ from the invested assets. Exposure to fluctuations in interest rates is caused by differences in maturities of liabilities compared with maturities of assets. Financial exposure is monitored and managed in accordance with Ford Credit’s established policies and procedures.

      Ford Credit has entered into agreements to manage exposures to fluctuations in interest rates and foreign currency exchange rates. These agreements are used to hedge interest rate exposure and to hedge debt and intercompany loans denominated in foreign currencies. All such instruments are classified as “held for purposes other than trading”; Company policy specifically prohibits the use of derivatives for speculative purposes.

      Interest rate swap agreements are used to manage the effects of interest rate fluctuations by changing the interest rate characteristics of Ford Credit’s debt to match the interest rate characteristics of related assets. Interest rate swap agreements are designated to hedge a specific debt issue, pool of debt or retail installment sale contracts. The differential paid or received on interest rate swap agreements is recognized on an accrual basis as an adjustment to interest expense or interest income. Gains and losses on terminated interest rate swaps are amortized and reflected in interest expense or interest income over the shorter of the remaining term of the swap or the underlying debt or retail installment sale contracts.

      Foreign currency exchange agreements, including swaps and forward contracts, are used to manage foreign exchange exposure. All currency swaps and forward contracts are designated to hedge specific foreign currency denominated debt instruments or intercompany loans. The differential paid or received on these contracts is recognized on an accrual basis as an adjustment to interest expense. Gains and losses related to foreign currency exchange agreements are recognized concurrently in earnings with gains and losses related to the revaluation of underlying debt. In the case of hedges of net investments in foreign subsidiaries, gains and losses are recognized in other comprehensive income to the extent they are effective as hedges.

      Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities”, was issued by the Financial Accounting Standards Board in June 1998. This Statement is effective for the Company as of January 1, 2001. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. For fair-value hedge transactions the fair value of the derivative instrument will generally be offset in the income statement by changes in the hedged item’s fair value. For cash-flow hedge transactions, the fair value of the derivative instrument will be reported in other comprehensive income. The ineffective portion of all hedges will be recognized in current-period earnings.

      Ford Credit estimates that it will record a net-of-tax cumulative-effect-type adjustment of approximately $200 million charge in accumulated other comprehensive income to recognize at fair value all derivative instruments that will be either non-designated or designated as cash-flow and fair-value hedges. The adjustment to current earnings is not material. The adoption of this standard will also impact assets and liabilities on the balance sheet. In

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 1. ACCOUNTING POLICIES – Continued

addition, there are a number of interpretive issues that are being considered by the Derivatives Implementation Group that could materially affect the transition adjustment, future net income and future accumulated other comprehensive income, depending on the outcome.

Foreign Currency Translation

      Revenues, costs and expenses of foreign subsidiaries are translated to U.S. dollars at average-period exchange rates. Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at year-end exchange rates with the effects of these translation adjustments being reported as a separate component of accumulated other comprehensive income in stockholder’s equity. Gains and losses arising from transactions denominated in a currency other than the functional currency of the subsidiary involved are included in income.

Cash Equivalents

      Ford Credit considers investments purchased with a maturity of three months or less to be cash equivalents.

NOTE 2. PAID-IN SURPLUS

      Changes to paid-in surplus represent investment activity from Ford related to various financial services subsidiaries.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 3. INVESTMENTS IN SECURITIES

      Investments in securities consist of debt, municipal, corporate, mortgage-backed and other securities. Available-for-sale securities are recorded at fair value with unrealized gains and losses excluded from income and reported, net of tax, as a separate component of accumulated other comprehensive income in stockholder’s equity. Held-to-maturity securities are recorded at amortized cost. Equity securities which do not have readily determinable fair values are recorded at cost. The basis of cost used in determining realized gains and losses is specific identification.

      The fair value of substantially all securities was estimated based on quoted market prices. For securities for which there were no quoted market prices, the estimate of fair value was based on similar types of securities that are traded in the market.

      Balance at December 31, 2000:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(in millions)
Available-for-sale securities	$502.1	$44.5	$(5.4)	$541.2

Held-to-maturity securities	6.2	0.2	0.0	6.4

Total investments in securities	$508.3	$44.7	$(5.4)	$547.6

      Balance at December 31, 1999:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value

	(in millions)
Available-for-sale securities	$493.6	$42.4	$(18.2)	$517.8

Held-to-maturity securities	6.6	0.1	(0.3)	6.4

Total investments in securities	$500.2	$42.5	$(18.5)	$524.2

      The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31, 2000, by contractual maturity, were as follows:

	Available-for-Sale		Held-to-Maturity

	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

	(in millions)
Due in one year or less	$19.0	$18.9	$2.5	$2.6

Due after one year through five years	123.9	125.0	0.2	0.2

Due after five years through ten years	75.8	77.6	3.0	3.0

Due after ten years	92.8	96.3	0.5	0.6

Mortgage-backed securities	23.1	54.4	—	—

Equity securities	167.5	169.0	—	—

Total	$502.1	$541.2	$6.2	$6.4

      Proceeds from sales of available-for-sale securities were $551 million and $1.1 billion in 2000 and 1999, respectively. In 2000, gross realized gains and losses were $9.5 million and $6.7 million, respectively. In 1999, gross realized gains and losses were $32.8 million and $14.2 million, respectively. In 1998, gross realized gains and losses were $48.1 million and $3.4 million, respectively.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 4. FINANCE RECEIVABLES

      Net finance receivables at December 31 were as follows:

	2000	1999

	(in millions)
Retail	$80,797.2	$76,181.6

Wholesale	34,122.0	26,450.0

Other	9,129.9	7,244.3

Total finance receivables, net of unearned income	124,049.1	109,875.9

Less: Allowance for credit losses	(1,310.7)	(1,122.1)

Finance receivables, net	$122,738.4	$108,753.8

      At December 31, 2000 finance receivables include $2.2 billion owed by three customers with the largest receivable balances.

      The contractual maturities of total finance receivables outstanding at December 31, 2000, net of unearned income, were as follows:

				Due
	Due in Year Ending December 31			After

	2001	2002	2003	2003	Total

	(in millions)
Retail	$37,174.5	$23,065.1	$11,707.4	$8,850.2	$80,797.2

Wholesale	34,102.4	4.4	1.1	14.1	34,122.0

Other	5,452.1	276.4	203.0	3,198.4	9,129.9

Total	$76,729.0	$23,345.9	$11,911.5	$12,062.7	$124,049.1

      It is Ford Credit’s experience that a substantial portion of finance receivables are repaid before contractual maturity dates. The above table, therefore, is not to be regarded as a forecast of future cash collections.

      The aggregate receivable balances related to accounts past due 60 days or more at December 31 were as follows:

	2000	1999

	(in millions)
Retail	$1,669.2	$619.7

Wholesale	353.7	60.5

Other	118.9	46.5

Total	$2,141.8	$726.7

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 4. FINANCE RECEIVABLES — Continued

      Included in retail and other receivables are investments in direct financing leases related to the leasing of motor vehicles.

	2000	1999

	(in millions)
Net investment in direct financing leases

Minimum lease rentals to be received	$4,611.0	$4,506.7

Estimated residual values	3,081.3	2,895.5

Less: Unearned income	(923.0)	(901.6)

Origination costs	58.0	56.8

Less: Allowance for credit losses	(116.3)	(50.8)

Net investment in direct financing leases	$6,711.0	$6,506.6

      Minimum direct financing lease rentals for each of the five succeeding years are as follows (in millions): 2001 — $1,820.9; 2002 — $1,301.8; 2003 - $904.7; 2004 — $444.3; 2005 — $104.7; thereafter — $34.6.

NOTE 5. NET INVESTMENT, OPERATING LEASES

      Operating leases at December 31 were as follows:

	2000	1999

	(in millions)
Investment in operating leases

Vehicles, at cost	$48,491.2	$41,537.1

Lease initial direct costs	53.0	51.7

Less: Accumulated depreciation	(9,753.0)	(8,397.1)

Allowance for credit losses	(334.2)	(353.5)

Net investment in operating leases	$38,457.0	$32,838.2

      Future minimum rentals on operating leases are as follows (in millions): 2001 — $8,665.3; 2002 — $6,332.9; 2003 — $3,174.6; 2004 — $355.7, 2005 - $128.2.

NOTE 6. ALLOWANCE FOR CREDIT LOSSES

      Following is an analysis of the allowance for credit losses related to finance receivables and operating leases for the years ended December 31:

	2000	1999	1998

	(in millions)
Balance, beginning of year	$1,475.6	$1,548.2	$1,471.4

Provision charged to operations	1,670.8	1,166.4	1,179.5

Deductions

Losses	1,596.8	1,274.2	1,242.7

Recoveries	(299.6)	(274.5)	(203.3)

Net losses	1,297.2	999.7	1,039.4

Other changes, principally amounts related to finance receivables sold and translation adjustments	204.3	239.3	63.3

Net deductions	1,501.5	1,239.0	1,102.7

Balance, end of year	$1,644.9	$1,475.6	$1,548.2

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 7. RETAINED INTEREST IN SECURITIZED ASSETS

      Ford Credit has sold retail and wholesale receivables through special purpose subsidiaries. Ford Credit’s servicing portfolio related to these finance receivable sales amounted to $28.4 billion and $19.5 billion at December 31, 2000 and 1999, respectively. Components of retained interest in securitized assets for the years ended December 31 include:

	2000	1999

	(in millions)
Senior notes	$1,664.4	$1,983.5

Interest-only strips	698.0	336.7

Subordinated certificates	1,067.5	939.9

Restricted cash held by securitization trusts	256.7	182.7

Total	$3,686.6	$3,442.8

      For the years ended December 31, 2000 and 1999, at point-of-sale, Ford Credit assumed a discount rate between 12% and 14%, a prepayment speed of 1.50% which represents expected payments in excess of normal scheduled maturity rates, and average credit losses of 1.32% over the life of the pool. The following table summarizes the cash flow movements between the special purpose subsidiaries and Ford Credit:

	2000	1999

	(in millions)
Proceeds from new securitizations	$18,918.3	$9,167.3

Proceeds reinvested in revolving-period securitizations	626.1	761.6

Purchases of delinquent or foreclosed loans	108.7	103.6

Gain on sales of finance receivables	13.8	82.6

Servicing fees collected	190.2	135.6

Principal and interest received on interests retained	1,168.6	1,328.5

      Outstanding delinquencies on Ford Credit’s securitized portfolio were $414.9 million and $236.6 million at December 31, 2000 and 1999, respectively. Credit losses, net of recoveries, were $91.1 million and $74.1 million at December 31, 2000 and 1999, respectively.

      The interest-only strips, subordinated certificates, and restricted cash held by securitization trusts are subject to limited recourse provisions. Retained interests are recorded at fair value. In determining the fair value of the interest-only strips, the Company discounts the present value of the projected cash flows (which considers anticipated credit losses and prepayment rates) retained at various discount rates based on economic factors in individual countries. The weighted average discount rate of the projected cash flows was 12.58% at December 31, 2000. Estimated credit losses related to these assets are based principally on historical and projected loss experience over the life of the finance receivables and operating leases. The assumed annual credit loss rate was 1.38% (weighted average rate for all pools) at December 31, 2000. Static pool losses are calculated by summing the actual and projected future credit losses and dividing them by the original balance of each pool of assets. Expected static pool losses were 1.55% (weighted average rate for all pools) at December 31, 2000. The assumed prepayment rate, which represents expected payments in excess of normal scheduled maturity rates, was 1.50% (weighted average rate for all pools) at December 31, 2000. The estimated remaining weighted average life of prepayable assets was 12.1 months at December 31, 2000. The fair value of senior notes and subordinated certificates are estimated based on market prices. Book value represents discounted future value of estimated cash releases from securitization trusts.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 7. RETAINED INTEREST IN SECURITIZED ASSETS — Continued

      At December 31, 2000, the sensitivity of the current fair value of residual cash flows to a 10% adverse change in key assumptions were as follows: prepayment speed — $11.4 million decrease; expected credit losses — $32.4 million decrease; and discount rate — $14.1 million decrease. The sensitivity of the current fair value of residual cash flows to a 20% adverse change in key assumptions were as follows: prepayment speed — $18.4 million decrease; expected credit losses — $64.6 million decrease; and discount rate — $27.8 million decrease. The effect of a variation in a particular assumption on the fair value of retained interest was calculated without changing any other assumptions and changes in one factor may result in changes in another.

NOTE 8. OTHER ASSETS

      Other assets at December 31 were as follows:

	2000	1999

	(in millions)
Investment in used vehicles held for resale, at estimated fair value	$2,094.3	$1,533.1

Deferred charges and other assets	1,461.0	1,259.1

Prepaid reinsurance premiums	1,305.4	952.0

Property and equipment, net of accumulated depreciation of $169.8 in 2000 and $164.5

in 1999	355.2	256.9

Total	$5,215.9	$4,001.1

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 9. DEBT

      Debt at December 31 was as follows:

	Weighted-Average (a)
	Interest Rates		Book Value

	2000	1999	2000	1999

			(in millions)
Payable Within One Year

Commercial paper (b)			$42,254.8	$43,077.9

Other short-term debt (c)			7,875.1	6,769.8

Total short-term debt	6.80%	5.99%	50,129.9	49,847.7

Long-term indebtedness payable within one year (d)	6.68%	6.24%	12,856.6	19,893.4

Total payable within one year	6.77%	6.06%	62,986.5	69,741.1

Payable After One Year

Unsecured senior indebtedness Notes (e)	6.83%	6.37%	83,402.6	62,814.0

Debentures	—	1.41%	—	508.5

Unamortized discount			(94.4)	(84.2)

Total unsecured senior indebtedness			83,308.2	63,238.3

Unsecured long-term subordinated notes	—	8.51%	—	94.3

Total payable after one year (f)			83,308.2	63,332.6

Total debt	6.81%	6.19%	$146,294.7	$133,073.7

Interest Rate Characteristics of Debt

Payable After One Year (a)

Fixed interest rates			$49,872.9	$40,608.3

Variable interest rates (generally based on LIBOR or other short-term rates)			33,435.3	22,724.3

Total payable after one year			$83,308.2	$63,332.6

(a)	Excludes the effect of interest rate swap agreements.

(b)	The average remaining maturities of commercial paper was 35 days at December 31, 2000 and 25 days at December 31, 1999. Includes $0 million and $1,031.0 million with an affiliated company at December 31, 2000 and 1999, respectively.

(c)	Includes $571.0 million and $717.5 million with affiliated companies at December 31, 2000 and 1999, respectively.

(d)	Includes $912.6 million and $763.6 million with an affiliated company at December 31, 2000 and 1999, respectively.

(e)	Includes $1,663.8 million and $2,693.2 million with affiliated companies at December 31, 2000 and 1999, respectively.

(f)	Unsecured senior notes and debentures mature at various dates through 2078. Maturities are as follows (in millions): 2002 — $19,204.5; 2003 — $17,822.0; 2004 — $11,471.4; 2005 — $15,298.5; thereafter — $19,511.8.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 9. DEBT — Continued

      Ford Credit and certain of its subsidiaries have entered into interest rate swap agreements to manage exposures to fluctuations in interest rates. The agreements decreased the overall weighted-average interest rate on total debt from 6.81% to 6.69% as of December 31, 2000 and from 6.19% to 6.08% as of December 31, 1999. In addition, the agreements decreased Ford Credit’s overall weighted-average effective interest rates for full year 2000 from 6.44% to 6.34% and for 1999 from 5.82% to 5.76%. The agreements decreased the long-term obligations payable after one year subject to variable interest rates to $22,799.7 million and $0 million, as of      December 31, 2000 and 1999, respectively. The effect of these agreements is to reduce the effect of interest rate changes on profitability. Approximately 29% of Ford Credit’s interest rate swaps mature in 2001 and approximately 89% mature by 2005.

      Certain of these obligations are denominated in currencies other than the currency of the issuing country. Foreign currency swap and forward agreements are used to hedge exposure to changes in exchange rates of these obligations.

NOTE 10. SUPPORT FACILITIES

      Support facilities represent additional sources of funds, if required. At December 31, 2000, Ford Credit had approximately $19.3 billion of contractually committed facilities. In addition, $7.5 billion of Ford lines of credit may be used by Ford Credit at Ford’s option. The lines have various maturity dates through June 30, 2005 and may be used, at Ford Credit’s option, by any of its direct or indirect majority-owned subsidiaries. Any such borrowings will be guaranteed by Ford Credit. Banks also provide $1.4 billion of contractually committed liquidity facilities to support Ford Credit’s asset backed commercial paper program.

      Additionally, at December 31, 2000, there were approximately $4.6 billion of contractually committed facilities available for FCE Bank plc’s (“FCE Bank”) use. In addition, $598 million of Ford credit lines may be used by FCE Bank at Ford’s option. The lines have various maturity dates through June 30, 2005 and may be used, at FCE Bank’s option, by any of its direct or indirect majority-owned subsidiaries. Any such borrowings will be guaranteed by FCE Bank.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 11. INCOME TAXES

      Ford Credit and certain of its domestic subsidiaries are included in Ford’s consolidated United States federal and state income tax returns. In accordance with its intercompany tax sharing agreement with Ford, United States income tax liabilities or credits are allocated to Ford Credit generally on a separate return basis. The provision for income taxes was estimated as follows:

	2000	1999	1998

	(in millions)
Currently payable

U.S. federal	$—	$—	$15.9

Foreign	210.0	246.5	264.3

State and local	—	—	—

Total currently payable	210.0	246.5	280.2

Deferred tax (benefit)/liability

U.S. federal	670.5	464.8	390.5

Foreign	(50.0)	14.2	(37.8)

State and local	95.1	65.1	47.3

Total deferred	715.6	544.1	400.0

Total provision	$925.6	$790.6	$680.2

      A reconciliation of the provision for income taxes as a percentage of income before income taxes, excluding equity in net income of affiliated companies and minority interest in net income of a joint venture, with the United States statutory tax rate for the last three years is shown below:

	2000	1999	1998

U.S. statutory tax rate	35.0%	35.0%	35.0%

Effect of (in percentage points):

Taxes attributable to foreign source income	—	0.5	0.6

State and local income taxes	2.1	1.8	1.7

Investment income not subject to tax or subject to tax at reduced rates	(0.2)	(0.2)	(0.2)

Rate adjustments on deferred taxes	0.4	0.2	—

Other	(0.2)	0.3	0.5

Effective tax rate	37.1%	37.6%	37.6%

      Deferred tax assets and liabilities reflect the estimated tax effect of accumulated temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred tax assets and liabilities as of December 31 were as follows:

	2000	1999

	(in millions)
Deferred Tax Assets

Net operating losses and foreign tax credits	$3,963.2	$1,752.0

Provision for credit losses	1,067.2	997.2

Alternative minimum tax	298.0	296.6

Employee benefit plans	148.7	141.6

Other	382.4	212.6

Total deferred tax assets	5,859.5	3,400.0

Deferred Tax Liabilities

Leasing transactions	6,653.9	4,824.6

Finance receivables	2,592.9	1,327.7

Sales of receivables	471.0	216.2

Purchased tax benefits	270.6	274.5

Other	366.5	321.0

Total deferred tax liabilities	10,354.9	6,964.0

Net deferred tax liabilities	$4,495.4	$3,564.0

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 12. POSTRETIREMENT HEALTH CARE AND LIFE INSURANCE BENEFITS

      Ford Credit and certain of its subsidiaries provide selected health care and life insurance benefits for retired salaried employees under unfunded plans sponsored by Ford and certain of its subsidiaries. Ford Credit’s U.S. and Canadian salaried employees may become eligible for those benefits if they retire while working for Ford Credit; however, benefits and eligibility rules may be modified from time to time. The estimated cost for post-retirement health care benefits is accrued on an actuarially determined basis over periods of employee service.

      Increasing the assumed health care cost trend rate by one percentage point is estimated to increase the aggregate service and interest cost components of net post-retirement benefit expense for 2000 by about $8 million and the accumulated post-retirement benefit obligation at December 31, 2000 by about $70 million. A decrease of one percentage point would reduce service and interest cost by about $6 million and decrease the December 31, 2000 post-retirement benefit obligation by about $55 million.

      Net post-retirement benefit expense included the following for the years ended December 31:

	2000	1999	1998

	(in millions)
Costs Recognized in Income

Service cost	$16.6	$14.4	$9.7

Interest cost	27.4	20.5	16.4

Curtailments	41.6	13.1	1.5

Amortization of prior service cost	(0.5)	(0.4)	(0.2)

Amortization of losses	0.9	0.5	0.1

Net post-retirement benefit expense	$86.0	$48.1	$27.5

Discount rate for expense	7.8%	6.5%	7.0%

Initial health care cost trend rate	9.0%	7.1%	6.6%

Ultimate health care cost trend rate	5.0%	5.0%	5.0%

Number of years to ultimate trend rate	8	9	10

      The year-end status of these plans was as follows for the years ended December 31:

	2000	1999

	(in millions)
Change in Benefit Obligation

Benefit obligation at January 1	$348.2	$300.7

Service cost	16.6	14.4

Interest cost	27.4	20.5

Amendments	(17.3)	(4.6)

Curtailments	41.6	13.1

Benefits paid	(9.7)	(8.9)

Foreign exchange	—	0.1

Actuarial loss	62.0	12.9

Benefit obligation at December 31	$468.8	$348.2

Funded Status of the Plan

Plan assets less than projected benefits	$(468.8)	$(348.2)

Unamortized prior service cost	(22.0)	(5.2)

Unamortized net losses	99.0	37.6

Net amount recognized	$(391.8)	$(315.8)

Amounts Recognized in the Balance Sheet consist of:

Accrued liabilities	$(391.8)	$(315.8)

Assumptions as of December 31

Discount rate	7.5%	7.8%

Initial health care cost trend rate	9.4%	9.0%

Ultimate health care cost trend rate	5.0%	5.0%

Number of years to ultimate trend rate	7	8

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 13. TRANSACTIONS WITH AFFILIATED COMPANIES

      An agreement with Ford provides for payments by Ford to Ford Credit that would maintain Ford Credit’s consolidated income before income taxes and net income at specified minimum levels. No payments were required under the agreement during 2000, 1999, or 1998.

      Ford Credit and its subsidiaries, from time to time, purchase accounts receivable of certain divisions and subsidiaries of Ford. The amount of such receivables outstanding was $3,518.9 million at December 31, 2000 and $3,658.4 million at December 31, 1999. Agreements with Ford and other affiliates also provide for payments to Ford Credit for interest supplements and other support costs on certain financing and leasing transactions. Amounts included in the income statement for these and other transactions with Ford were as follows (in millions): 2000 — $3,363.6; 1999 — $3,186.2; 1998 — $2,395.2. Ford Credit and its subsidiaries purchase from Ford and affiliates certain vehicles which were previously acquired by Ford principally from its fleet and rental car customers. The fair values of these vehicles held for resale and included in other assets at December 31 were as follows (in millions): 2000 — $1,062.5; 1999 — $1,305.5. Ford Credit also has entered into a sale-leaseback agreement with Ford for vehicles leased to employees of Ford and its subsidiaries. The net investment in these vehicles included in operating leases at December 31 was as follows (in millions): 2000 — $1,000.8; 1999 — $824.9.

      Ford Credit, from time to time, sells commercial paper to Ford. Interest expense associated with the commercial paper was as follows (in millions): 2000 — $9.2; 1999 — $5.9; 1998 — $0. Ford Credit also incurred interest expense on debt with affiliated companies as follows (in millions): 2000 — $171.3; 1999 — $185.6; 1998 — $193.8.

      Ford Credit and Ford revised their intercompany tax sharing agreement in 1997 effective for years ended after December 31, 1994. Ford Credit recorded a deferred tax asset for amounts due from Ford under the revised agreement. Ford compensates Ford Credit for the temporary use of these funds. The interest income earned and included in income was as follows (in millions): 2000 — $100.0; 1999 — $55.8; 1998 — $49.9.

      Ford Credit and its subsidiaries, from time to time, provide loans to Ford and other affiliates. The amount of such loans was $1,150.6 million at December 31, 2000 and $4,769.8 million at December 31, 1999. Interest income earned and included in income was as follows (in millions): 2000 — $85.6; 1999 - $162.1; 1998 — $3.1. Ford Credit’s promissory note from Ford Holdings, Inc. for $1,517 million was settled in the Fourth Quarter 1999. Interest income earned on the promissory note was as follows (in millions): 2000 — $0; 1999 — $63.5; 1998 — $88.5.

      Ford Credit and its subsidiaries receive technical and administrative advice and services from Ford and its subsidiaries, occupy office space furnished by Ford and its subsidiaries and utilize data processing facilities maintained by Ford. Payments to Ford and its subsidiaries for such advice and services are charged to operating expenses and were as follows (in millions): 2000 — $165.1; 1999 — $166.9; 1998 — $130.6.

      Retirement benefits are provided under defined benefit plans for employees of Ford Credit and its subsidiaries in the United States by the Ford General Retirement Plan and for employees of the foreign subsidiaries in Europe, Australia, and Canada by the respective Ford retirement plans. Employee retirement plan costs allocated to Ford Credit and its subsidiaries from Ford and charged to operating expenses were as follows (in millions): 2000 — $12.9; 1999 — $15.4; 1998 — $16.9.

      Earned premiums ceded to a Ford-owned affiliate were as follows (in millions): 2000 — $400.5; 1999 — $236.8; 1998 — $53.0. Loss and loss adjustment expense recoveries from the same affiliate were as follows (in millions): 2000 — $221.4; 1999 — $121.9; 1998 — $29.4.

      Ford Credit has sold notes backed by retail receivables through special purpose subsidiaries. Ford purchased a portion of these notes as part of their investment portfolio. There was no outstanding balance at December 31, 2000 and $94.1 million at December 31, 1999.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 13. TRANSACTIONS WITH AFFILIATED COMPANIES — Continued

      Agreements with Ford and other affiliates also provide guarantees for Ford Credit and its subsidiaries related to certain finance receivables. The amount of such receivables was $238.0 million at December 31, 2000 and $472.8 million at December 31, 1999.

NOTE 14. LITIGATION, CLAIMS, AND LEASE COMMITMENTS

      Various legal actions, governmental proceedings and other claims are pending or may be instituted or asserted in the future against Ford Credit and its subsidiaries. Certain of the pending legal actions are, or purport to be, class actions. Some of these matters involve or may involve compensatory, punitive, antitrust or other treble damage claims in very significant amounts or other relief which, if granted, would require very significant expenditures.

      Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance and it is reasonably possible that some of the foregoing matters could be decided unfavorably to Ford Credit or the subsidiary involved. Although the amount of liability at December 31, 2000 with respect to these matters cannot be ascertained, Ford Credit believes that any resulting liability should not materially affect the consolidated financial position or results of operations of Ford Credit and its subsidiaries.

      At December 31, 2000 the Company had the following minimum rental commitments under non-cancelable operating leases (in millions): 2001 — $103; 2002 — $83; 2003 — $70; 2004 — $20; 2005 — $12; thereafter — $25. These amounts include rental commitments for certain land, buildings, machinery and equipment.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 15. FINANCIAL INSTRUMENTS

Book and Estimated Fair Value of Financial Instruments

      The estimated fair value of financial instruments held by Ford Credit and its subsidiaries at December 31, and the valuation techniques used to estimate the fair value, were as follows:

	2000		1999

		Estimated		Estimated
	Book Value	Fair Value	Book Value	Fair Value

	(in millions)
Assets

Cash and cash equivalents	$1,123.4	$1,123.4	$942.2	$942.2

Investments in securities	547.4	547.6	524.4	524.2

Finance receivables, net	115,962.9	117,274.4	101,796.6	102,475.3

Retained interest in securitized assets	3,686.6	3,686.6	3,442.8	3,442.8

Liabilities

Debt payable within one year	$62,986.5	$63,158.4	$69,741.1	$69,978.6

Debt payable after one year	83,308.2	85,323.7	63,332.6	62,425.8

Derivative Contracts:

Foreign exchange instruments

Contracts with unrealized gains	$232.1	$263.1	$161.8	$159.7
Contracts with unrealized losses	(1,108.0)	(840.7)	(602.5)	(498.1)

Interest rate instruments

Contracts with unrealized gains	100.8	818.3	101.8	329.9
Contracts with unrealized losses	(72.1)	(292.5)	(48.3)	(321.9)

      Cash and Cash Equivalents. The book value approximates fair value because of the short maturity of these instruments.

      Investments in Securities. The estimated fair value of investments in marketable equity and debt securities are estimated based on market prices. Book value of investments in non-marketable equity securities approximate fair value.

      Finance Receivables, Net. The fair value of substantially all finance receivables is estimated by discounting future cash flows using an estimated discount rate which reflects the current credit, interest rate and prepayment risks associated with similar types of instruments. For receivables with short maturities, the book values approximate fair values. Certain leases are excluded from the fair market valuation of finance receivables.

      Retained Interest in Securitized Assets. The fair value of interest-only strips are recorded at the present value of actual and estimated future cash flows discounted at rates commensurate with this type of instrument. The fair value of senior notes and subordinated certificates are estimated based on market prices. Book value of restricted cash represents the discounted future value of estimated cash releases from securitization trusts.

      Debt Payable Within One Year. For maturities of 3 months or less, the book value approximates fair value because of the short maturities of these instruments. For maturities of 3 months to one year, fair value is estimated based on quoted market prices or current rates for similar debt with the same maturities.

      Debt Payable After One Year. The fair value is estimated based on quoted market prices or current rates for similar debt with the same remaining maturities.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 15. FINANCIAL INSTRUMENTS — Continued

Financial Instruments with Off-Balance-Sheet Risk

      The following sections describe the various off-balance-sheet financial instruments that Ford Credit and its subsidiaries held as of December 31, 2000 and 1999. Also included is a brief discussion of the estimated fair value of those contracts and certain risks associated with holding those contracts through maturity.

      Foreign Exchange Instruments. Ford Credit and certain of its subsidiaries have entered into foreign currency swap and forward agreements to manage exposure to foreign exchange rate fluctuations. At December 31, 2000 and 1999, the total notional amount of Ford Credit’s foreign exchange instruments outstanding was $21.6 billion and $17.1 billion, respectively. These agreements hedge principal and interest payments on debt and intercompany loans denominated in foreign currencies. The fair value of these foreign exchange agreements was estimated using current market interest and foreign exchange rates.

      Interest Rate Instruments. Ford Credit and certain of its subsidiaries have entered into interest rate instrument agreements to manage exposure to fluctuations in interest rates. The underlying notional amount of interest rate instruments was $139.5 billion at December 31, 2000 and $125.2 billion at December 31, 1999, respectively.

      The differential paid or received on interest rate swap agreements is recognized on an accrual basis as an adjustment to interest expense or interest income. The book value of an interest rate swap agreement represents the differential receivable or payable with a swap counterparty since the last settlement date.

      The fair value of an interest rate swap is the estimated amount Ford Credit would receive or pay to terminate the agreement. The fair value is calculated using current market rates for similar instruments with the same remaining maturities. Unrealized gains and losses are netted for individual counterparties where legally permissible.

Counterparty Credit Risk

      Ford Credit manages its foreign currency and interest rate counterparty credit risks by limiting exposure and by monitoring the financial condition of counterparties. The amount of exposure Ford Credit may have to a single counterparty on a worldwide basis is limited by company policy. In the unlikely event that a counterparty fails to meet the terms of a foreign currency or an interest rate instrument, risk is limited to the fair value of the instrument.

Concentrations

      The business of Ford Credit is substantially dependent upon Ford Motor Company. Any protracted reduction or suspension of Ford’s production or sale of vehicles, resulting from a decline in demand, a work stoppage, governmental action, adverse publicity, or other event, could have a substantial adverse effect on Ford Credit.

      The majority of Ford Credit’s finance receivables are geographically diversified throughout the United States. Foreign finance receivables are concentrated in Europe, Canada, and Australia. Ford Credit controls its credit risk through credit standards, limits on exposure and by monitoring the financial condition of other parties. TARIC has credit risk related to receivables from reinsurers which are collateralized by trust funds, letters of credit, or custodial accounts.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 16. STOCK OPTIONS

      Certain Ford Credit employees participate in the stock option plans of Ford under Ford’s 1990 Long-Term Incentive Plan and 1998 Long-Term Incentive (“Plans”). Grants may be made under the 1998 Plan through April 2008. No further grants may be made under the 1990 Plan. Options granted in 1997 under the 1990 Plan and options granted under the 1998 Plan become exercisable 33% after one year from the date of grant, 67% after two years and in full after three years. In general, options granted prior to 1997 under the 1990 Plan become exercisable 25% after one year from the date of grant, 50% after two years, 75% after three years and in full after four years. Options under both plans expire after 10 years.

      The estimated fair value as of date of grant of options granted in 2000, 1999, and 1998 using the Black-Scholes option-pricing model, was as follows:

	2000	1999	1998

Estimated fair value per share of options granted during the year	$6.27	$17.53	$9.25

Assumptions:

Annualized dividend yield	4.9%	3.2%	4.1%

Common stock price volatility	38.8%	36.5%	28.1%

Risk-free rate of return	6.3%	5.2%	5.7%

Expected option term (in years)	5	5	5

      Ford Credit measures compensation cost using the intrinsic value method. Accordingly, no compensation cost for stock options has been recognized. If compensation cost had been determined based on the estimated fair value of options granted since 1995, the pro forma effects on Ford Credit’s net income would not have been material.

      Information concerning stock options for Ford Credit’s employees is as follows (shares in thousands):

	2000		1999		1998

		Weighted-		Weighted-		Weighted-
		Average		Average		Average
		Exercise		Exercise		Exercise
Shares Subject to Option	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of period	3,773	$34.56	3,200	$26.39	2,419	$28.44

New grants (based on fair value of common stock at dates of grant)	1,647	23.02	906	57.75	912	41.28

Visteon Adjustment (a)	140

Value Enhancement Plan (b)	2,927

Associates adjustment (c)	—		—		1,057

Transferred into Ford Credit	359	15.43	177	29.64	331	21.26

Exercised (d)	(262)	27.89	(438)	59.40	(1,005)	45.13

Transferred out of Ford Credit	(887)	17.72	(68)	33.22	(492)	20.47

Terminated and expired	(410)	30.09	(4)	43.87	(22)	37.82

Outstanding at end of period	7,287	19.95	3,773	34.56	3,200	26.39

Outstanding but not exercisable	(2,995)		(1,892)		(1,721)

Exercisable at end of period	4,292	16.00	1,881	23.49	1,479	19.58

(a)	Outstanding stock option grants were adjusted to restore the option holder’s economic position as a result of the Visteon spin-off on June 28, 2000.

(b)	Outstanding stock option grants were adjusted to restore the option holder’s economic position as a result of the Value Enhancement Plan (VEP) on August 2, 2000.

(c)	Outstanding stock option grants were adjusted to restore the option holder’s economic position as a result of the Associates spin-off March 12, 1998.

(d)	Exercised at prices ranging from $24.44 to $31.43 during 2000, $49.81 to $67.00 during 1999, $20.06 to $61.13 during 1998.

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 17. SEGMENT INFORMATION

      Ford Credit manages its operations through two segments, Ford Credit North America and Ford Credit International. In the Third Quarter of 2000, the Company merged the Personal Financial Services segment into these segments.

	Ford
	Credit	Ford		Ford Credit
	North	Credit	Eliminations/	Financial
	America	International	Reclassifications	Statements

2000

Revenue	$21,361.1	$3,713.9	$(1,469.3)	$23,605.7

Income

Income before income taxes	2,182.6	317.4	(5.0)	2,495.0

Provision for income taxes	813.0	111.1	1.5	925.6

Net income	1,369.6	206.3	(39.4)	1,536.5

Other disclosures

Depreciation on operating Leases	7,016.9	808.3	20.5	7,845.7

Interest expense	8,640.3	1,594.5	(1,264.7)	8,970.1

Finance receivables (including net investment operating leases)	159,961.1	29,279.1	(28,044.8)	161,195.4

Total assets	165,301.8	31,429.1	(22,473.1)	174,257.8

	Ford
	Credit	Ford		Ford Credit
	North	Credit	Eliminations/	Financial
	America	International	Reclassifications	Statements

1999

Revenue	$17,484.6	$3,559.8	$(684.7)	$20,359.7

Income

Income before income taxes	1,518.0	605.0	(19.2)	2,103.8

Provision for income taxes	542.5	253.4	(5.3)	790.6

Net income	975.5	351.6	(66.0)	1,261.1

Other disclosures

Depreciation on operating leases	6,827.5	664.7	72.3	7,564.5

Interest expense	6,687.0	1,529.8	(1,023.4)	7,193.4

Finance receivables (including net investment operating leases)	134,013.1	28,202.6	(20,623.7)	141,592.0

Total assets	141,649.9	29,730.3	(14,749.5)	156,630.7

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 17. SEGMENT INFORMATION – Continued

	Ford
	Credit	Ford		Ford Credit
	North	Credit	Eliminations/	Financial
	America	International	Reclassifications	Statements

1998

Revenue	$16,647.6	$3,542.4	$(887.5)	$19,302.5

Income

Income before income taxes	1,205.0	545.3	61.9	1,812.2

Provision for income taxes	425.7	230.0	24.5	680.2

Net income	779.3	315.3	(10.4)	1,084.2

Other disclosures

Depreciation on operating leases	6,922.4	537.4	(132.4)	7,327.4

Interest expense	6,042.1	1,646.7	(778.4)	6,910.4

Finance receivables (including net investment operating leases)	117,424.6	28,361.6	(15,278.1)	130,508.1

Total assets	116,833.8	29,818.2	(9,404.2)	137,247.8

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 17. SEGMENT INFORMATION — Continued

      Total revenue, income before income taxes, net income, finance receivables, and assets identifiable with United States, Europe, and other foreign operations were as follows:

	2000	1999	1998

	(in millions)
Revenue

United States operations	$18,421.3	$15,321.1	$14,396.8

European operations	2,554.7	2,432.9	2,314.4

Other foreign operations	2,629.7	2,605.7	2,591.3

Total revenue	$23,605.7	$20,359.7	$19,302.5

Income before income taxes

United States operations	$2,069.4	$1,524.0	$1,292.4

European operations	277.6	466.3	431.7

Other foreign operations	148.0	113.5	88.1

Total income before income taxes	$2,495.0	$2,103.8	$1,812.2

Net income

United States operations	$1,278.6	$941.7	$791.8

European operations	186.9	272.5	246.1

Other foreign operations	71.0	46.9	46.3

Total net income	$1,536.5	$1,261.1	$1,084.2

Finance receivables at December 31

(including net investment operating leases)

United States operations	$123,602.2	$106,087.3	$94,945.4

European operations	20,583.2	20,099.0	21,588.7

Other foreign operations	17,010.0	15,405.7	13,974.0

Total finance receivables	$161,195.4	$141,592.0	$130,508.1

Assets at December 31

United States operations	$133,899.7	$118,541.8	$99,991.8

European operations	22,268.0	21,435.2	22,473.0

Other foreign operations	18,090.1	16,653.7	14,783.0

Total assets	$174,257.8	$156,630.7	$137,247.8

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES

NOTES TO FINANCIAL STATEMENTS — Continued

NOTE 18. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

      Selected financial data by calendar quarter were as follows:

	First	Second	Third	Fourth	Full
	Quarter	Quarter	Quarter	Quarter	Year

	(in millions)
2000

Total financing revenue	$5,203.4	$5,404.1	$5,678.2	$5,882.1	$22,167.8

Depreciation on operating leases	1,858.4	2,018.1	1,982.0	1,987.2	7,845.7

Interest expense	2,069.7	2,195.2	2,300.4	2,404.8	8,970.1

Total financing margin and revenue	1,601.6	1,605.8	1,707.8	1,874.7	6,789.9

Provision for credit losses	377.5	310.4	409.7	573.2	1,670.8

Net income	353.1	387.7	385.5	410.2	1,536.5

1999

Total financing revenue	$4,646.5	$4,584.1	$4,758.4	$4,896.4	$18,885.4

Depreciation on operating leases	1,841.3	1,954.1	1,864.8	1,904.3	7,564.5

Interest expense	1,761.5	1,706.7	1,836.9	1,888.3	7,193.4

Total financing margin and revenue	1,317.0	1,358.1	1,430.3	1,496.4	5,601.8

Provision for credit losses	325.1	281.4	301.4	258.5	1,166.4

Net income	299.8	335.3	316.9	309.1	1,261.1

EXHIBIT 12-A

FORD MOTOR CREDIT COMPANY AND SUBSIDIARIES
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(in millions)

	For the Years Ended December 31

	2000	1999	1998	1997	1996

Earnings

Income before income taxes	$2,495.0	$2,103.8	$1,812.2	$1,806.0	$2,240.2

Less equity in net income from affiliated companies	22.0	24.9	2.3	1.0	55.3

Fixed charges	9,001.6	7,219.3	6,936.8	6,294.4	6,257.9

Earnings before fixed charges	$11,474.6	$9,298.2	$8,746.7	$8,099.4	$8,442.8

Fixed Charges

Interest expense	$8,970.1	$7,193.4	$6,910.4	$6,268.2	$6,235.7

Rents	31.5	25.9	26.4	26.2	22.2

Total fixed charges	$9,001.6	$7,219.3	$6,936.8	$6,294.4	$6,257.9

Ratio of earnings to fixed charges	1.3	1.3	1.3	1.3	1.3

      For purposes of the Ford Credit ratio, earnings include income taxes and fixed charges. Income before income taxes of Ford Credit includes the equity in net income of all unconsolidated affiliates and minority interests in net income of subsidiaries. Fixed charges consist of interest on borrowed funds, amortization of debt discount, premium, and issuance expense, and one-third of all rental expense (the proportion deemed representative of the interest factor.)